Exhibit 10.41

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into by and between Perry Ellis International, Inc. (“Perry Ellis” or the “Company”) and Stephen Harriman (“Harriman”).

1.	TERM OF EMPLOYMENT

This Agreement is effective as of May 1, 2006 (the “Effective Date”). This Agreement is for a term of three (3) years and will terminate without further notice at 5:00 p.m. on the day preceding the third anniversary of this Agreement, unless terminated earlier in accordance with the provisions set forth in paragraphs 4, 5, 6, 7 or 8 below. The parties may renew this Agreement, in writing, for additional one-year periods at their discretion. The Company shall notify Harriman, in writing, at least 90 days prior to the natural expiration of this Agreement of the Company’s intent to not renew this Agreement.

2.	DUTIES AND RESPONSIBILITIES

The Company agrees to employ Harriman as President of the Company’s Bottoms Division with such powers and duties in this capacity as may be established from time to time by the Company and its Board of Directors (the “Board”) in their discretion. Harriman shall diligently perform all services as may be assigned to him by the Company and its Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. During his employment, Harriman will not engage in any other business activities without the consent of Perry Ellis and such consent will not be unreasonably withheld. In connection with his employment by the Company, Harriman shall be based at the Company’s principal executive offices in Miami, Florida except for required travel on the Company’s business.

3.	COMPENSATION

(a) Base Salary. Effective May 1, 2006 through April 30, 2007, the Company promises to pay Harriman an annualized Base Salary of Four Hundred, Seventy-Five Thousand Dollars ($475,000.00). Harriman’s salary under the preceding sentence shall be retroactive to May 1, 2006, and the Company will pay Harriman the prorated difference between his prior annualized salary of $420,000.00 and his new salary of $475,000.00 for each payroll period from May 1, 2006 up to and including the date this Agreement is executed by both parties. Said payment shall be made to Harriman by separate check during the payroll period immediately following the full execution of this Agreement. From May 1, 2007 through April 30, 2008, the Company promises to pay Harriman an annualized Base Salary of Five Hundred, Twenty-Five Thousand Dollars ($525,000.00). From May 1, 2008 through April 30, 2009, the Company promises to pay Mr. Harriman an annualized Base Salary of Five Hundred, Seventy-Five Thousand Dollars ($575,000.00). The Base Salary payable under this Paragraph 3.a shall be subject to applicable tax and other deductions, and shall be payable in installments according to the Company’s normal payroll practices.

(b) Incentive Compensation. The Company and Harriman shall each evaluate Harriman’s performance at the end of each of the Company’s fiscal years during this Agreement. It is contemplated that this review will normally occur in February of each year. However, said review may be postponed by the Company as warranted by appropriate or more immediate business circumstances. Harriman’s Management Incentive Plan for fiscal year 2007 will be in accordance with Addendum A to this Agreement, which is adopted herein and made a part of this Agreement. For fiscal years 2008 and 2009, the parties agree that Harriman’s Management Incentive Plan shall be based upon forty percent (40%) of his base salary or greater. Of said forty percent (40%) or greater percentage, fifty percent (50%) will be based upon Harriman’s individual performance and the remaining fifty percent (50%) will be based upon the Company’s performance. The specific details that will determine the performance goals of Harriman’s Management Incentive Plan for fiscal years 2008 and 2009 shall be based upon the terms mutually agreed to by the Company and Harriman.

(c) Restricted Stock. Harriman shall be granted 5,000 fully registered shares of the Company’s common stock of the class listed on the NASDAQ (“Shares”). One-third (1/3) of the Shares shall vest on January 1, 2007, another one-third (1/3) of the Shares shall vest on May 1, 2007, and the remaining one-third (1/3) of the Shares shall vest on May 1, 2008. The Shares shall be forfeited to the extent that they are not vested as of the date this Agreement is terminated for any reason. Promptly following full execution of this Agreement, the Parties shall prepare and execute a Restricted Stock Agreement that incorporates the terms set forth herein.

(d) Vacation, Personal, and Sick Leave. Harriman shall be entitled to take three weeks of paid vacation during each year of this Agreement. Harriman shall be entitled on annual basis to three (3) days of paid sick leave and three (3) days personal leave. Thereafter, any paid sick and/or personal leave days needed by Harriman shall be allowed only to the extent they are mutually agreed to by the parties. Unused vacation time, sick leave and/or personal leave may not be carried over to subsequent years and will not be paid-out if not taken for any reason.

(e) Other Benefits. Harriman will be entitled to participate in any group health, dental, life or disability plan and is entitled to any other benefits that the Company may maintain from time to time for all employees, provided that Harriman meets the respective eligibility requirements. In addition, the cost for membership and monthly dues to the LaGorce Country Club — as currently provided — will continue to be provided through the three year term of this Agreement.

(f) Expense Reimbursement. During Harriman’s term of employment, the Company, upon the submission of supporting documentation by Harriman, and in accordance with Company policies for its executives, shall reimburse Harriman for all reasonable expenses actually paid or incurred by Harriman in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4.	HARRIMAN’S DEATH OR INABILITY TO PERFORM

In the event of Harriman’s death, this Agreement and the Company’s obligation to pay Harriman’s salary and compensation automatically end. If Harriman becomes unable to perform his employment duties during the Term of this Agreement, and if Harriman has exhausted any accrued vacation, sick or personal leave under Section 3(d) of this Agreement, then Harriman’s compensation under this Agreement shall automatically end until such time as Harriman becomes able to resume his job duties for the Company, except to the extent Harriman is eligible for further compensation under any group benefit plan sponsored by the Company. In the event that Harriman becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months, this Agreement and Harriman’s employment will be automatically terminated. In such case, Harriman’s salary and compensation shall automatically end.

5.	TERMINATION BY COMPANY FOR CAUSE

The Company may terminate this Agreement and Harriman’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Harriman’s habitual neglect of his job duties and responsibilities; or

•	Commission of any crime, excluding minor traffic offenses; or

•	Commission of an act of dishonesty or breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•

Any material act or omission defined as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time, provided that Harriman has failed to cure such material act or omission within thirty (30) days after written notice thereof; or

•	A material breach of this Agreement.

In the event the Company terminates Harriman’s employment and this Agreement for Cause, the “Effect of Termination” provisions of paragraph 9 shall apply.

6.	TERMINATION OF AGREEMENT BY COMPANY WITHOUT CAUSE

The Company may terminate this Agreement and Harriman’s employment without Cause at any time upon thirty (30) days prior written notice to Harriman. In such case, the Company will pay to Harriman on the date of termination without cause a severance allowance of six (6) months of Harriman’s then-current Base Salary, less taxes and other applicable withholding amounts. Harriman shall not be entitled to any remaining compensation or benefits under this Agreement from the date of his termination forward, and the provisions of paragraph 9 below shall apply. To obtain the severance payment, Harriman will be required to execute a full waiver and release of all claims in the form prescribed by the Company.

7.	TERMINATION OF AGREEMENT BY HARRIMAN

Harriman promises that he will not terminate this Agreement and/or his employment with the Company without Good Reason as defined herein. In the event Harriman intends to terminate this Agreement for Good Reason, he agrees to provide sixty (60) days prior written notice to the Company, during which period of time the Company may or may not, at its discretion, cure any Good Reason for Harriman’s termination. At the option of the Company, the Company may require Harriman to depart from the Company at any time during such sixty (60) day period upon receiving said sixty (60) days notice from Harriman of the termination of the Agreement, provided that the Company shall continue to pay Harriman at his regular salary for the remainder of the sixty (60) day period.

“Good Reason” means, without Harriman’s written consent: (i) a material diminution of Harriman’s titles, duties or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with his titles, duties and responsibilities hereunder; or (ii) a reduction in Harriman’s Base Salary, annual bonus or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Harriman’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Harriman’s annual bonus opportunity); or (iii) “Good Reason” after a Change In Control as those terms are defined in Paragraph 8 hereof.

8.	CHANGE IN CONTROL

In the event that, within the 12 month period following a Change in Control (as herein defined), Harriman’s employment is terminated by the Company other than for Cause (as defined in Paragraph 5), or Harriman terminates his employment for Good Reason (as herein defined), Harriman shall be entitled to immediately receive a severance payment in the aggregate amount of one year of Base Salary (as defined in Paragraph 3(a) hereof) plus an amount equal to a pro rata portion of any Incentive Compensation (as defined in Paragraph 3(b) hereof) that would have been payable to Harriman for that fiscal year. In order to receive the benefits described in this Paragraph, Harriman shall be required to execute a waiver of claims and general release in the form prescribed by the Company.

For purposes of this Paragraph 4, the term “Change in Control” shall mean the occurrence of any of the following events:

1.	the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act) (other than (x) any subsidiary or affiliate of the Company or (y) any entity owned, directly or indirectly, 50% or more by Perry Ellis International, Inc. or (z) any employee benefit plan of any such entity) through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

2.	The liquidation or dissolution of the Company (other than a dissolution occurring upon a corporate reorganization, such as a merger or consolidation of the Company with one of its affiliates); or

3.	The sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

“Good Reason” means, without Harriman’s written consent: (i) a reduction of at least 5% in any one, or combination of, the following: Base Salary, and/or Incentive Compensation opportunity (it being understood that a reduction in the dollar amount of Harriman’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Harriman’s Incentive Compensation opportunity), and/or restricted stock entitlement; (ii) material failure to provide Harriman the same level of fringe benefits he possesses upon the Effective Date of this Agreement or anytime thereafter if the fringe benefits are enhanced; and/or (ii) requiring Harriman’s principal place of business to be located other than Miami-Dade County, Florida.

The benefits provided to Harriman under this Paragraph 8 shall be in lieu of, and not in addition to, any benefits provided under Paragraph 6 and/or any other paragraph of this Agreement.

9.	EFFECT OF TERMINATION

In the event of Harriman’s termination under paragraph 4, 5, 6, 7 or 8 above, Harriman’s compensation and benefits to be provided under this Agreement will immediately cease and terminate except as otherwise expressly provided in Paragraphs 6 or 8, as the case may be. The Company shall not be liable to Harriman for any further or additional compensation or benefits from the date of termination forward. Compensation that would otherwise be payable for the remainder of the Agreement (and for prior years and for subsequent years) shall automatically terminate and be forfeited immediately. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and/or as expressly provided in Paragraph 6 or Paragraph 8, as the case may be). There will be no pro-ration of bonuses and no pro-ration or super-vesting of restricted stock.

10.	COOPERATION

Upon the termination of this Agreement for any reason, Harriman agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Harriman performed for the Company.

11.	COVENANT NOT TO COMPETE

(a) During the term of his employment (whether under this Agreement or otherwise) and for a period of nine (9) months following the termination of Harriman’s employment (for any reason, whether initiated by Harriman or the Company), Harriman promises and agrees that he will not enter into any employment or other agency relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any of the following business organizations, or their affiliated organizations, if any: (1) Haggar Clothing Co. and any of its subsidiaries and divisions; (2) Liz Claiborne, Inc. and any of its divisions and subsidiaries.; (3) Phillips-Van Heusen Corporation and any subsidiaries and divisions; (4) Kenneth Cole Productions, Inc. and any subsidiaries and divisions; (5) The Donna Karan Company, Donna Karan New York (DKNY) or any subsidiaries, divisions or affiliates; (6) Kellwood Company and any of its subsidiaries and divisions; (7) Oxford Corp. and any of its subsidiaries and divisions; (8) VF Corporation and any of its divisions and subsidiaries; (9) Federated Department Stores, Inc. and any divisions and subsidiaries; (10) Kohl’s Corporation and any subsidiaries and divisions; (11) J.C. Penney Company, Inc. and any of its divisions and subsidiaries; (12) Carson Pirie Scott and/or The Bon-Ton Stores, Inc. and any of its subsidiaries and divisions; (13) Walmart Stores, Inc. and any of its subsidiaries and divisions; (14) Gap Inc. and any of its divisions and subsidiaries; provided, that Harriman may hold the securities and/or passively invest in shares of capital stock or other equity securities of any such entity so long as Harriman does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent of any class of capital stock of such entity. Harriman acknowledges that the business entities identified in the preceding sentence are competitors of Perry Ellis and that the restrictive covenant herein is necessary to protect Perry Ellis legitimate business interests.

(b) During the term of his employment (whether under this Agreement or otherwise) and for a period of nine (9) months following the termination of Harriman’s employment (for any reason, whether initiated by Harriman or the Company), Harriman further promises and agrees that he will not, directly or indirectly, solicit or enter into any business relationship with any of Perry Ellis’ vendors, suppliers, sourcing agents, manufacturers, brokers, or any person or entity that provides Perry Ellis with goods or services. Harriman acknowledges that there is a competitive market for wholesale goods, raw products, and manufacturing agents and that the covenant herein is necessary in order to protect Perry Ellis’ supply network and sourcing agents.

(c) These restrictive covenants may be assigned by Perry Ellis to any successor entities.

12.	AGREEMENT NOT TO DISCLOSE TRADE SECRETS OR CONFIDENTIAL INFORMATION

(a) Trade Secrets. During the term of his employment (whether under this Agreement or otherwise) and for ten (10) years after Harriman’s termination of employment with the Company or any successor organization (for any reason by Harriman or the Company), Harriman promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with the Company and/or its related business entities. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the Company’s business and which provides the Company an advantage or an opportunity to obtain an advantage over those who do not know or use it. “Trade Secret” also includes any scientific technical, or commercial information, including any design, list of supplies, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or supplier, business development plans or activities, or Company financial information.

(b) Confidential Information. During the term of his employment (whether under this Agreement or otherwise), and for ten (10) years after Harriman’s termination of employment with Perry Ellis or any successor organization (for any reason, whether initiated by Harriman or the Company), Harriman shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way any Confidential Information pertaining to the business of the Company. Any Confidential Information or Data now or hereafter acquired by Harriman with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable special and unique asset of the Company that is received by Harriman in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to Harriman as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Harriman) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business.

13.	AGREEMENT NOT TO SOLICIT OR HIRE COMPANY EMPLOYEES

If Harriman leaves the employment of the Company for whatever reason, Harriman promises and agrees that during the two (2) years following his departure from the Company, he will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed by the Company at the time of Harriman’s departure or any person who was an employee of the Company during the six months preceding Harriman’s departure. This restrictive covenant may be assigned to any successor entities.

14.	INJUNCTIVE RELIEF

In recognition of the unique services to be performed by Harriman and the possibility that any violation by Harriman of paragraphs 11, 12, or 13 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Harriman expressly stipulates and agrees that the Company shall be entitled upon ten (10) days written notice to Harriman to obtain an injunction from any court of competent jurisdiction regarding any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for actual or liquidated damages.

15.	JUDICIAL MODIFICATION OF AGREEMENT

The Company and Harriman specifically agree that a court of competent jurisdiction (or an arbitrator as appropriate) may modify or amend paragraphs 11, 12 or 13 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

16.	RESOLUTION OF DISPUTES BY ARBITRATION

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami, Florida in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of paragraphs 11, 12, or 13 of this Agreement.

17.	ADEQUATE CONSIDERATION

Harriman expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

18.	EFFECT OF PRIOR AGREEMENTS

This Agreement supersedes any prior verbal or written agreement or understanding between the Company and Harriman.

19.	LIMITED EFFECT OF WAIVER BY COMPANY

If the Company waives a breach of any provision of this Agreement by Harriman, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Harriman.

20.	SEVERABILITY

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

21.	ASSUMPTION OF AGREEMENT BY COMPANY’S SUCCESSORS AND ASSIGNS

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns. Harriman may not assign his rights and obligations under this Agreement.

22.	APPLICABLE LAW

Harriman and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 29th of Dec, 2006.

Agreed and Accepted

By:	/s/ Stephen Harriman	By:	/s/ George Pita
	Stephen Harriman		Perry Ellis International, Inc.

ADDENUM “A” FISCAL 2007

BONUS TERMS AND AGREEMENTS

STEVE HARRIMAN

FY 2007 Total Bonus opportunity per MIP is 40% of salary, ($190k - 40% of $475k). As discussed, half of this is based on Corporate EPS and half is based on your personal performance.

To calculate the personal portion, the following formula will be used based on the FY 2007 budget for the SUB division as stated below.

BOTTOMS DIVISION

SUB Budgeted Gross Sales $298.8M

SUB Budgeted Net Sales $282.8M

SUB Budgeted Operating Income $15.0M

If OP Income is between

90-100+ of budget-ie $13.5M+

20% of salary payout (100% of opportunity)

If OP Income is between

80-89.9% of budget-ie -$12M-$13.4M

15% of salary payout (75% of opportunity)

If OP Income is between

70-79.9% of budget-ie -$10.5M-$12M

10% of salary payout (50% of opportunity)

If OP Income is below

69.9% of budget or less -ie -$10.4M or less

0% of salary payout (0% of opportunity)

As discussed the corporate portion of the MIP is based on Corporate EPS achievement- after funding of bonuses. The ranges are as follows:

$2.41-2.47 EPS	100% of corporate payout (for you- 20.0% of salary)
$2.36-$2.40 EPS	83% of corporate payout (for you-16.6% salary)
$2.29-$2.35 EPS	60% of corporate payout (for you 12.0% of salary)
$2.28 EPS	50% of corporate payout (for you 10.0% of salary)
Less than $2.28	0% of corporate payout

Terms stated above referenced from e-mail sent from George Pita to Stephen Harriman dated Wednesday July 12 at 2:50PM.

/s/ Stephen Harriman	12/29/06	/s/ George Pita	12/29/06
Stephen Harriman	Date	By: Perry Ellis	Date